Exhibit 10.3
AGCO CORPORATION
AMENDED AND RESTATED
EXECUTIVE NONQUALIFIED PENSION PLAN
EFFECTIVE AS OF JANUARY 1, 2007

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AGCO CORPORATION
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     Effective as of January 1, 2007, AGCO Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), hereby adopts the AGCO Corporation Amended and Restated Executive Nonqualified Pension Plan (the “Plan”), which was last amended and restated effective January 1, 2005.
BACKGROUND AND PURPOSE
     A. General Purpose. The primary purpose of the Plan is to provide additional retirement income to a select group of management personnel of the Company and its affiliates that adopt the Plan as participating companies.
     B. Type of Plan. The Plan is intended to constitute a non-qualified deferred compensation plan that complies with the provisions of Code Section 409A and an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees within the meaning of Title I of ERISA.
STATEMENT OF AGREEMENT
     To establish the Plan with the purposes and goals as hereinabove described, the Company hereby sets forth the terms and provisions as follows:

ARTICLE I
DEFINITIONS
     For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.
     1.1 Accrual Factor shall mean, with respect to a Participant, the annual factor used to determine the Participant’s Accrued Benefit, which is equal to:
     (i) 3% for each Participant who is employed as a Senior Vice President or greater position with the Company in such year, and
     (ii) 2.25% for each Participant who is employed as a Vice President with the Company in such year.
     1.2 Accrued Benefit shall mean, with respect to a Participant and as of any date it is determined, an annual amount, payable in twelve (12) monthly payments for fifteen (15) years certain, which is equal to (i) the Participant’s Final Earnings, multiplied by (ii) the Participant’s Years of Credited Service, multiplied by (iii) the Participant’s Accrual Factor, and reduced by (iv) the Participant’s Social Security Benefit and Savings Plan Benefit; provided, however, that the maximum Accrued Benefit attainable hereunder shall not be greater than:
          (i) In the case of a Participant who is employed as a Senior Vice President or greater position with the Company immediately prior to his termination of employment with the Company, 60% of the Participant’s Final Earnings, subject to reduction by the Participant’s Social Security Benefit and Savings Plan Benefit, and
          (ii) In the case of a Participant who is employed as a Vice President of the Company or equivalent position as determined in accordance with Article II immediately prior to his termination of employment with the Company, 45% of the Participant’s Final Earnings, subject to reduction by the Participant’s Social Security Benefit and Savings Plan Benefit.
     1.3 Actuarial Equivalent shall mean an amount of equivalent value based on the applicable mortality rate in effect under the 1994 Group Annuity Reserving table (94 GAR) and an effective annual interest rate of 7% compounded annually.
     1.4 Administrative Committee shall mean a committee appointed by the Board, which shall act on behalf of the Company to administer the Plan. From time to time, the Board may appoint other members of such committee in addition to, or in lieu of; the individuals holding said titles.
     1.5 Affiliate shall mean (i) any corporation or other entity that is required to be aggregated with the Company under Code Sections 414(b), (c), (m), (o), or 409A and (ii) any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan.

     1.6 Base Salary shall mean, with respect to a Participant for a calendar year, the Participant’s regular base salary amount paid to him during such calendar year, plus any amounts of base salary that the Participant may have elected to defer under the terms of any Code Section 401(k) or 125 plan or any nonqualified deferred compensation plan maintained by the Company or an Affiliate, but excluding bonuses, incentive compensation, expense reimbursements and the value of any fringe benefits.
     1.7 Benefit Commencement Date shall mean, with respect to a Participant’s Accrued Benefit, the first day of the month coinciding with or immediately following the date a Participant experiences a Separation from Service on or after the date on which he becomes eligible to receive a Normal Retirement Benefit under the Plan and the earlier of the following to occur: (i) attains Normal Retirement Age, (ii) dies, or (iii) experiences a Separation from Service due to Disability.
     1.8 Board shall mean the Board of Directors of the Company.
     1.9 Change in Control shall mean any one of the following:
          (a) The acquisition by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended), together with affiliates and associates of such person, whether by purchase, tender offer, exchange, reclassification, recapitalization, merger or otherwise, of a sufficient number of shares of the voting securities of the Company to first provide such person with 50% or more of the combined voting power of the Company’s then outstanding voting securities; or
          (b) The cessation, for any reason during any twelve-month period, of individuals who at the beginning of such period constitute the Board, to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the continuing directors then in office; or
          (c) The sale by the Company over a twelve-month period, in one transaction or a series of related transactions, whether in liquidation, dissolution or otherwise, of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any other entity or entities.
     1.10 Code shall mean the Internal Revenue Code of 1986, as amended.
     1.11 Company shall mean AGCO Corporation, a Delaware corporation with its principal place of business in Duluth, Georgia.
     1.12 Death Benefit shall mean the amount payable to a deceased Participant’s Designated Beneficiary, as determined pursuant to the terms of Section 3.4.
     1.13 Designated Beneficiary shall mean the person or persons identified by the Participant as eligible to receive benefits under the Plan on a form acceptable to the Administrative Committee. In the event no such written designation is made by a Participant or if such beneficiary shall not be living or in existence at the time for commencement of payment under the Plan, the Participant shall be deemed to have designated his estate as such beneficiary.
     1.14 Disability shall mean, subject to the requirements of Code Section 409A, the inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The permanence and degree of such impairment shall be supported by medical evidence. The determination as to whether a Participant is disabled based on the preceding criteria shall be made based (a) on evidence that the Participant is eligible for disability benefits under any long-term disability plan sponsored by the Company but administered by an independent third party, or (b) on evidence that the Participant is eligible for total and permanent disability benefits under the Social Security Act in effect at the date of disability.
     1.15 Effective Date shall mean January 1, 2007, the date as of which this amended and restated Plan shall be effective.
     1.16 Eligible Employee shall mean any individual who, as determined by the Board in its sole discretion, is a member of a select group of highly compensated or key management employees of the Company.
     1.17 Employment Commencement Date shall mean, with respect to a Participant, the date on which such Participant first performs services for the Company or an Affiliate.
     1.18 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.
     1.19 Final Earnings shall mean, for a Participant, the average of his Base Salary plus annual incentive payments under the Management Incentive Compensation Plan for such calendar year actually received for the three most recent, full calendar years ending on or immediately before the date his employment with the Company and all Affiliates terminates, or he is removed from active participation in the Plan pursuant to Section 2.2 hereof.
     1.20 Interest shall mean the prime rate of interest published in the Wall Street Journal as of the last business day of the month compounded monthly.
     1.21 Normal Retirement Age shall mean age 65.
     1.22 Normal Retirement Benefit shall mean the amount payable to a Participant, as determined pursuant to the terms of Section 3.1(a).
     1.23 Participant shall mean any individual who has been admitted to participation in the Plan pursuant to the provisions of Article II.
     1.24 Plan shall mean the AGCO Corporation Amended and Restated Executive Nonqualified Pension Plan, as contained herein and all amendments hereto.

     1.25 Plan Year shall mean the 12-consecutive-month period ending on December 31 of each year.
     1.26 Savings Plan Benefit shall mean the Actuarial Equivalent of a Participant’s accrued benefit attributable to employer matching contributions and earnings thereon under the AGCO Corporation 401(k) Savings Plan, calculated as if such benefit was payable in the form of a single life annuity for the Participant’s lifetime. The Participant’s Savings Plan Benefit shall also include the Actuarial Equivalent of (i) all amounts attributable to employer contributions and earnings thereon credited to the Participant’s account under any nonqualified deferred compensation plan maintained by the Company or an Affiliate, and (ii) any benefits attributable to contributions made by the Company or any Affiliate under any retirement plan established under the laws of any foreign country (excluding any foreign retirement plan described in Section 1.29).
     1.27 Separation from Service means the date as of which a Participant dies, retires, or otherwise terminates employment with the Company. A Participant shall not be treated as having a Separation from Service while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period does not exceed six months or, if longer, so long as the individual’s right to reemployment is provided either by statute or contract. Whether a termination of employment has occurred will be determined based on the facts and circumstances and in accordance with the guidance under Code Section 409A.
     1.28 Social Security Benefit shall mean, for a Participant, the maximum annual primary Social Security retirement benefit amount that, under the law as in effect as of the Participant’s Benefit Commencement Date, could be payable to him (regardless of his actual Social Security compensation amounts) at such date. A Participant’s Social Security benefit shall also include any retirement benefits payable to the Participant under any similar retirement program of any foreign country.
     1.29 Trust or Trust Agreement shall mean the separate agreement or agreements between the Company and the Trustee governing the creation of the Trust Fund, and all amendments thereto.
     1.30 Trustee shall mean the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.
     1.31 Trust Fund shall mean the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
     1.32 Years of Credited Service shall mean, with respect to a Participant, the number of 12- month periods during which such Participant is continuously employed by the Company or an Affiliate, commencing on the later of (A) June 20, 1990, or (B) the Participant’s Employment Commencement Date. Years of Credited Service shall be counted in whole and partial years with any partial year being equal to a fraction, the numerator of which is the number of months of employment completed in the partial year, and the denominator of which is 12.

ARTICLE II
ELIGIBILITY
     2.1 Selection of Participants.
     The Board, in its sole discretion, shall designate which Eligible Employees shall become Participants in the Plan. The Administration Committee shall set forth the name of each Participant on Schedule A hereto. Notwithstanding anything herein to the contrary, all aspects of the selection of Participants shall be in the sole discretion of the Board and regardless of title, duties or any other factors, there shall be no requirement whatsoever that any individual or group of individuals be allowed to participate herein.
     2.2 Removal from Active Participation.
     The Board may at any time remove a Participant from active participation in the Plan, such that he shall not be credited with additional years of Credited Service and his Accrued Benefit shall not continue to increase.
ARTICLE III
BENEFITS
     3.1 Benefit Amount.
          (a) Normal Retirement Benefit. The Normal Retirement Benefit shall be the Accrued Benefit of a Participant commencing at Normal Retirement Age provided that such Participant shall have attained age 50 with at least ten (10) Years of Credited Service, five (5) years of which the Participant has been as a Participant in the Plan.
          (b) Death or Disability. If a Participant experiences a Separation from Service due to death or Disability, and is otherwise vested in his Accrued Benefit as set forth in Section 3.1(a), the Participant, or his Designated Beneficiary, as applicable, shall be entitled to a Normal Retirement Benefit upon his Benefit Commencement Date in an amount equal the Actuarial Equivalent of his Accrued Benefit determined as of the date his employment so terminates to reflect commencement of the Accrued Benefit prior to his Normal Retirement Age. If a Participant who separates from service as a result of a Disability and commences receipt of his Accrued Benefit and is subsequently reemployed by the Company, such Participant shall be treated as newly eligible to participate in the Plan and shall receive no credit for prior service under the Plan.
          (c) Termination Before Eligibility for Normal Retirement Benefit. Except as provided in Section 3.3, upon a Participant’s Separation from Service for any reason before he has attained age 50 with at least ten (10) Years of Credited Service, five (5) years of which the Participant was a Participant in the Plan, neither the Participant nor his Designated Beneficiary shall be entitled to any benefit or payment under the Plan.

     3.2 Payment of Benefit.
          (a) Commencement and Timing. A Participant’s Normal Retirement Benefit determined under Section 3.1 shall commence as of the beginning of the seventh (7th) month following his Benefit Commencement Date, other than a Benefit Commencement Date by reason of the Participant’s death. Notwithstanding anything in the Plan to the contrary, during the period between the Participant’s Benefit Commencement Date and the date on which payments begin under this Section 3.2, the payments to which the Participant would be entitled during the six month period following the Participant’s Separation from Service shall be accumulated and paid to the Participant with Interest in a lump sum as of the beginning of the seventh (7th) month. Monthly payments, if any, due under the terms of the Plan shall be paid in the normal course after such six month delay. A Participant’s Normal Retirement Benefit determined under Section 3.1 shall commence as soon as practicable following his Benefit Commencement Date if such Benefit Commencement Date occurs by reason of the Participant’s death.
          (b) Form of Payment for Retirement Benefit.
     A Participant’s Normal Retirement Benefit shall be an annual amount, payable in twelve (12) monthly payments for fifteen (15) years certain.
     3.3 Change in Control.
     In the event of a Change in Control of the Company, every Participant shall become fully vested in the total amount of his Accrued Benefit determined as of the date the Change in Control occurs. Following a Change in Control, when a Participant terminates employment with the Company and all Affiliates, he shall be entitled to a lump-sum payment that is the Actuarial Equivalent of his Accrued Benefit, determined as of the date his employment so terminates, adjusted to reflect the lump sum form of payment and commencement of the Participant’s benefit prior to his Normal Retirement Age. Payments will commence as of the beginning of the seventh (7th) month following the Participant’s termination of employment. Notwithstanding anything in the Plan to the contrary, during the period between the Participant’s termination of employment and the date on which payments begin under this Section 3.3, the payments to which the Participant would be entitled during the six month period following the Participant’s termination of employment shall be accumulated and paid to the Participant with Interest in a lump sum as of the beginning of the seventh (7th) month. Monthly payments, if any, due under the terms of the Plan shall be paid in the normal course after such six month delay. Notwithstanding anything in the Plan to the contrary, if a Participant is receiving a Normal Retirement Benefit as of the date a Change in Control occurs, the remaining portion of his Normal Retirement Benefit shall be distributed immediately in a lump sum payment adjusted to reflect the conversion of a stream of payments for the remainder of the fifteen (15) years certain to a lump sum form of payment.
     3.4 Death Benefit.
     In the event a Participant is entitled to a Normal Retirement Benefit under this Plan and dies before he has received the entirety of his Normal Retirement Benefit under Section 3.2(b), then the undistributed payments of the Participant’s Normal Retirement Benefit as of the date of the Participant’s death shall be paid to the Participant’s Designated Beneficiary in the form the Participant was or would have received.
ARTICLE IV
CLAIMS
     4.1 Claims Procedure. Claims for benefits under the Plan may be filed with the Administrative Committee. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed. If additional time (up to 90 days) is required by the Administrative Committee to process the claim, written notice shall be provided to the claimant within the initial 90-day period. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to render a determination.
     In the event the claim is denied in whole or in part, the notice shall set forth in language calculated to be understood by the claimant:
(i)	the specific reason or reasons for the denial,

(ii)	specific reference to pertinent Plan provisions on which the denial is based,

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(iv)	a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right, if any, to bring a civil action under section 502(a) of the ERISA, following an adverse benefit determination on review.
     4.2 Claims Review Procedure. Any Participant or beneficiary or beneficiaries who has been denied a benefit by a decision of the Administrative Committee pursuant to Section 4.1 shall be entitled to request the Administrative Committee, to give further consideration to his or her claim by filing a written application for review with the Administrative Committee no later than 60 days after receipt of the written notification provided for in Section 4.1. The claimant may submit written comments, documents, records, and other information relating to the claim for benefits which will all be taken into account during the review of the claim, whether or not such information was submitted or considered in the initial benefit determination. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.
     Upon receiving such written application for review, the Administrative Committee may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than 30 days from the date on which the Administrative Committee received such written application for review. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.
     Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 60 days after the application for review is filed. If additional time (up to 60 days) is required by the Administrative Committee to process the claim, written notice shall be provided to the claimant within the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to render a determination.
     In the case of an adverse determination, the decision on review shall include specific reasons for the decision, in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall also include:
(i)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and

(ii)	a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the claimant’s right, if any, to bring an action under Section 502(a) of ERISA.
ARTICLE V
SOURCE OF FUNDS TRUST
     5.1 Source of Funds.
     Except as provided in this Section and Section 5.2, the Company shall provide the benefits described in the Plan from the general assets of the Company. In any event, the Company ultimately shall have the obligation to pay all benefits due to Participants and Designated Beneficiaries under the Plan. The Company’s obligation to pay benefits under the Plan constitutes a mere promise of the Company to pay such benefits, and a Participant or Designated Beneficiary shall be and remain no more than an unsecured, general creditor of the Company. As described in this Article, the Company may establish a Trust and pay over funds from time to time to such Trust. To the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets shall be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the Company shall have the obligation, and the Participant or Designated Beneficiary, who is due such benefits, shall look to the Company to provide such benefits. The Administrative Committee shall allocate the total liability to pay benefits under the Plan among the Participating Companies in such manner and amount as the Administrative Committee in its sole discretion deems appropriate to reflect the benefits accrued by each Participating Company’s employees.
     5.2 Trust.
     The Company may transfer all or any portion of the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. To the extent provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as the Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Company; provided, it is the intent of the Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Company. No Participant or Designated Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Designated Beneficiaries or any creditor.
ARTICLE VI
ADMINISTRATIVE COMMITTEE
     6.1 Action.
     Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the Administrative Committee is a Participant, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the Administrative Committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.
     6.2 Rights and Duties.
     The Administrative Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:
          (a) To construe, interpret and administer the Plan;
          (b) To make determinations required by the Plan, and to maintain records regarding Participants and Designated Beneficiaries’ benefits hereunder;
          (c) To compute and certify to the Company the amount and kinds of benefits payable to Participants and Designated Beneficiaries and to determine the time and manner in which such benefits are to be paid;
          (d) To authorize all disbursements by the Company pursuant to the Plan;
          (e) To maintain all the necessary records of the administration of the Plan;
          (f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof
          (g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

          (h) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.
The Administrative Committee shall have the exclusive right to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive on all parties.
     6.3 Compensation, Indemnity and Liability.
     The Administrative Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee shall be paid by the Company. No member of the Administrative Committee shall be liable for any act or omission of any other member of the Administrative Committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Administrative Committee, excepting only expenses and liabilities arising out of his own willful misconduct.
     6.4 Taxes.
     A Participant’s or Designated Beneficiary’s Accrued Benefit hereunder shall be adjusted by (1) the amount necessary to pay the tax due under the Federal Insurance Contributions Act with respect to the Accrued Benefit determined upon the Participant’s Normal Retirement Date (or such other appropriate “resolution date” as defined under Treasury Regulation Section 31.3121(v)-2) and (2) the amount estimated to pay the Federal and State income tax withholding liability due on the amount paid in subsection (1). This adjustment shall occur as of the first of the month following written notification to the Participant of the tax owed.
ARTICLE VII
AMENDMENT AND TERMINATION
     7.1 Amendments.
     The Board shall have the right to amend the Plan in whole or in part at any time and from time to time. An amendment to the Plan may modify its terms in any respect whatsoever (including freezing future benefit accruals); provided, no amendment may decrease the level of a Participant’s benefit or adversely affect a Participant’s or Designated Beneficiary’s rights to benefits that already have accrued. The terms of the Plan as amended as of the Effective Date are intended to comply with this Section 7.1.
     7.2 Termination of Plan.
     The Board shall each have the right to terminate the Plan at any time, for any reason. If the Plan is terminated, each Participant’s benefit under the Plan will be frozen and will be paid under the condition, at the time and in the form, specified under the terms of the Plan. Termination of the Plan shall be binding on all Participants and Designated Beneficiaries.
ARTICLE VIII
MISCELLANEOUS
     8.1 Taxation.
     It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Company nor taxable for federal income tax purposes to Participants and Designated Beneficiaries until such benefits are paid by the Company, or by the Trust, as the case may be, to such Participants and Designated Beneficiaries. When such benefits are so paid, it is the intention of the Company that they shall be deductible by the Company under Code Section 162.
     8.2 No Employment Contract.
     Nothing herein contained is intended to be nor shall be construed as constituting a contract arrangement between the Company and any Participant to the effect that the Participant will be employed by the Company for any specific period of time.
     8.3 Headings.
     The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.
     8.4 Gender and Number.
     Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
     8.5 Assignment of Benefits.
     The right of a Participant or any other person to receive payments under the Plan shall not be assigned, transferred, pledged or encumbered, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.
     8.6 Legally Incompetent.
     The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Administrative Committee, the Company or any Affiliate for the amount of such payment to the person on whose account such payment is made.

     8.7 Governing Law.
     The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
     IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer as of the day and year first above written.
AGCO CORPORATION

By:	/s/ Stephen D. Lupton

Title:	Senior Vice President Corporate Development and General Counsel

SCHEDULE A
PARTICIPANTS